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                                                                 Exhibit 10.19

                           PRODUCT SALES AGREEMENT

               This Product Sales Agreement (this "Agreement") is entered into as of the 2nd day of August, 2001 between GENEVA STEEL LLC, a Delaware limited liability company ("Geneva"), and FERROSTAAL INCORPORATED, a Delaware corporation ("Ferrostaal").

                                  AGREEMENT:
                                  ---------

               In consideration of the promises and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

        1. Grant. Subject to the terms and conditions contained in this Agreement, Geneva grants to Ferrostaal the right to purchase from Geneva for sale and distribution to the customers identified on Exhibit A attached hereto, as such Exhibit A may be modified from time to time in writing by the parties hereto (the "Customers") those steel products produced by Geneva that are more particularly described on Exhibit B attached hereto ("Products"); provided, however, Geneva shall have the option to exclude from time to time from the "Products" and from the terms of this Agreement any slabs or pipe produced at the Geneva Steel Works in Vineyard, Utah (the "Geneva Works"). Upon the reasonable request of Geneva from time to time, Geneva and Ferrostaal shall enter into good faith negotiations to add additional Customers to the Exhibit A.

        2. Reservation of Right. Geneva reserves the right to sell Products and other materials produced by Geneva to any customer, including Customers.

        3.     Sale of Product.

               3.1 Marketing and Sales Effort by Geneva. Geneva shall be responsible for the marketing and sales effort for Geneva's Products to Customers. Ferrostaal agrees to provide Geneva with prompt notice of any refusal by a Customer referred to Ferrostaal by Geneva to place an order for Geneva's Products through Ferrostaal or Ferrostaal's refusal to accept an order for Geneva's Products from any Customer that has been generated by Geneva's sales and marketing effort.

               3.2 Future Marketing and Sales Effort by Ferrostaal. Upon Ferrostaal's reasonable request, Geneva and Ferrostaal will enter into good faith negotiations for the possible assumption by Ferrostaal of additional marketing responsibilities with respect to the Products. Any arrangement with respect to such additional marketing responsibilities shall be set forth in a written amendment to this Agreement and shall thereafter be binding upon the parties hereto. Such negotiations shall include the grant to Ferrostaal of a right of first refusal to sell export Products, exclusive of house accounts maintained by Geneva.

               3.3 No Other Collaboration. Notwithstanding anything in this Agreement to the contrary, in no event shall either Geneva or Ferrostaal exchange information concerning either party's prospective business contacts or plans, pricing or marketing efforts except to the extent permitted by law with respect to orders or anticipated orders from Customers that will be



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submitted to Ferrostaal pursuant to the provisions of this Agreement. Nothing in this Agreement is intended to be or shall permit either party to control, influence or otherwise affect the output, pricing, or products of the other party. There shall be no coordination of decisions regarding pricing, output, customers, territories or similar competitively sensitive variables except to the extent permitted by law with respect to the processing of orders or anticipated orders from Customers that will be submitted to Ferrostaal pursuant to the provisions of this Agreement. Geneva retains complete discretion and control over all such decisions with respect to its Products. Each party hereto shall establish and maintain such internal controls and procedures as are reasonably necessary to ensure that such party is in strict compliance with the provisions of this Section 3.3. Each party hereto is free to engage in any other activity related to its separate business, including those activities that are competitive with the sale of Products to Customers.

               3.4    Customer and Ferrostaal Orders.

                      3.4.1 Submission. Upon receipt by Ferrostaal of a purchase order by a Customer for Products, Ferrostaal shall submit to Geneva, a Ferrostaal purchase order for such Products, provided that such order is for a Customer and (a) would not cause the Applicable Credit Limit, as hereinafter defined, for such Customer to be exceeded, or (b) would cause the Applicable Credit Limit to be exceeded but Ferrostaal has approved such order. Ferrostaal shall use commercially reasonable efforts to collect all Customer accounts within terms so that the Applicable Credit Limit of a Customer is not exceeded.

                      3.4.2 Acceptance and Rejection. Geneva shall, in its sole discretion, have the right to accept or reject any such Ferrostaal order. Any such order shall be deemed accepted by Geneva if notice of a rejection thereof is not given to Ferrostaal as soon as is reasonable under the circumstances, but in no event later than (a) within five (5) business days after Geneva received such order from Ferrostaal, if such order is wholly for Products or other materials that are generally and regularly produced by Geneva and at Geneva's then current and applicable published price for such Products or other materials, and (b) within ten (10) business days after Geneva receives such order from Ferrostaal if any portion of such order is for Products or other materials that are not generally and regularly produced by Geneva, or at a price that is lower than Geneva's then current and applicable published price for such Products or other materials.

                      3.4.3 Applicable Credit Limit. As used herein the term "Applicable Credit Limit" means the Ferrostaal credit limit for a Customer for Products sold to such Customer set forth on Exhibit A hereto, as such Applicable Credit Limit may be modified from time to time by mutual written agreement of both parties hereto.

               3.5    Sales Allowance and Discount.


                      3.5.1 Sales Allowance. Ferrostaal shall be entitled to receive as a sales allowance with respect to sales to Ferrostaal of Products shipped, or anticipated to be shipped, to Customers (excluding any direct sales by Geneva to a Customer) an amount (the "Sales Allowance") equal to 1.5% of the Product invoice amount with respect to such sale. The Sales



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Allowance shall be deducted by Ferrostaal, at the times hereafter indicated, from the funds remitted by Ferrostaal to Geneva.

                      3.5.2 Discount. In consideration for the acceptance of the credit risk on Customer orders for Product as provided herein, Ferrostaal shall be entitled to receive a discount with respect to each Payment Invoice, as hereinafter defined, for Products sold to Ferrostaal for the benefit of a Customer in an amount equal to the product of (x) the average number of days in the period commencing on the date that payment for such Products is received by Geneva in accordance with Section 5.2 of this Agreement and ending on the date on which Ferrostaal receives payment from the Customer to which such Products are shipped (the "Holding Period"); multiplied by (y) (i) the average of the prime rate published in the Money Rates section of the Wall Street Journal (the "Prime Rate") on each day during the Holding Period, plus one percent (1%), divided by (ii) 365; and multiplied by (z) (i) the amount set forth on the Payment Invoice with respect to such Product less (ii) the Sales Allowance retained by Ferrostaal or otherwise remitted to Ferrostaal by Geneva with respect to such Payment Invoice. The initial Holding Period shall be fifty-five (55) days, comprised of an assumed ten (10)-day period between the date when Geneva receives payment for such Products and the date such Products are shipped (the "Storage Period"), and an assumed forty-five
(45)-day period between the date of shipment and the date of receipt by Ferrostaal from a Customer of payment for such Products. The initial average Prime Rate shall be 6.75%. The discount provided for in this Section 3.5.2 shall be deducted by Ferrostaal, at the times hereafter indicated, from the funds remitted by Ferrostaal to Geneva.



                      3.5.3 Reconciliation. Following each calendar month in any sales year either party hereto may propose an adjustment to the discount described in Section 3.5.2 above, to be effective for Payment Invoices during the then current calendar month, reflecting changes in (1) the Prime Rate and
(2) the actual Holding Period, including, but not limited to, the average aging of receivables for accounts of Ferrostaal arising from sales by Ferrostaal of Products purchased by Ferrostaal under this Agreement from those in effect on the date hereof. Such proposal shall be accompanied by detailed justification for such adjustment. In the event the parties hereto fail to agree to the adjustment proposed, such element of the discount then in effect shall continue until a written agreement on such an adjustment is entered into; provided that (a) in no event shall any account receivable past due (as measured based a net 30-day term unless otherwise approved in writing by Geneva) by sixty (60) days or more for reasons primarily unrelated to the specified quality or quantity of the Products in a Ferrostaal purchase order with Geneva, an inexcusable delivery delay by Geneva in contractual delivery date of the Products or to any other material breach by Geneva of a purchase order with Ferrostaal related to such Customer, be included in the computation of the Holding Period under Section 3.5.2 hereof, and (b) any changes in the Prime Rate determined as provided in Section 3.5.2 shall be automatically applicable for the following calendar month commencing on the first date of such month. In the event the parties are unable to agree on a change in the Holding Period proposed by either party, the matter shall resolved by reference of the issue to Arthur Anderson LP, or such other nationally recognized accounting firm, for resolution in accordance with the provisions of this Agreement, whose decision thereon shall be final and binding on the parties hereto. The costs incurred in connection with such accounting firm with respect to such determination shall be equally borne by the parties hereto.


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               3.6    Collection of Accounts Receivable by Ferrostaal.
Ferrostaal shall use its commercially reasonable efforts to maintain the average aging of receivables as low as possible with a target of not more than forty-five (45) calendar days past the date of shipment of Product to which such accounts receivable apply.

               3.7    Title to the Products.

                      3.7.1 Title. Title to the Products shall pass to Ferrostaal upon the Products being Identified to the Agreement (as defined below). Promptly upon assignment of Products to an order, all such Products shall be stamped, or the lots consisting of such Products shall be marked, with a tracking number (a "Tracking Number") that shall be entered into Geneva's inventory records.

                      3.7.2 Identified to the Agreement. Products shall be deemed "Identified to the Agreement" on the earlier of:

                      (1) At the time at which the Tracking Number for such Product or for the lot of which such Product is a part, is identified in Geneva's inventory records as relating to a particular purchase order placed by Ferrostaal; provided, however, that any Product Identified to the Agreement that is placed in any of the inventory stockpiles, other than a stockpile relating to the Ferrostaal purchase order to which such Product has been identified, herein the "Geneva Inventory Stockpiles," shall be deemed to be "fungible" for purposes of Article 7 of the Utah Uniform Commercial Code. (Any fungible Product that is Identified to the Agreement and is located in the "Geneva Inventory Stockpiles," may be replaced by or substituted for any other Product of equal quantity, metallurgical quality and width, thickness and length; provided, that such replacement or substitute Product is concurrently Identified to the Agreement, as provided in the foregoing part of this Section 3.7.2(a)); or

                      (2) At the time at which a Payment Invoice is issued to Ferrostaal for Products covered by a Ferrostaal purchase order for which Ferrostaal has received a Geneva order confirmation, regardless of whether the requirements of 3.7.2(a) have been met; provided that this Section 3.7.2(b) shall not apply to the extent that the aggregate Storage Period, as identified in Section 3.5.2, for such designated Products is more than fifteen (15) days unless otherwise agreed in writing by the parties.


                      3.7.3 Protective Filing. Ferrostaal will file a protective Form UCC-1 with the Utah Department of Commerce, Division of Corporations and Commercial Code to give public notice of its interest in the Products with respect to which title has passed to Ferrostaal. Geneva shall from time to time execute and deliver such instruments or other documents and take such other actions as Ferrostaal may reasonably request to confirm Ferrostaal's rights in Products which have been Identified to the Agreement, including, without limitation, the execution of such protective Form UCC-1's covering such Products for notice purposes only.

                      3.7.4 Consent to Storage. Ferrostaal acknowledges and consents to the storage of the Products on Geneva's premises whether such Products have or have not been





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Identified to the Agreement. At all times while the Products are in the possession of Geneva, Geneva shall furnish and maintain a suitable place for storage.

               3.8 Books and Records. Geneva shall have the right, exercisable from time to time upon reasonable advance notice, to audit and copy those portions of Ferrostaal's books and records necessary to determine Ferrostaal's compliance with its obligations under this Section 3. Ferrostaal shall have the right to access certain Geneva records for the purpose of determining which Products have been Identified to the Agreement and whether the Payment Invoices properly reflect such Products. Neither party shall have the right to audit or copy any (a) confidential and proprietary information pertaining to a customer or supplier (other than Customers of Products), (b) the other party's books and records relating to salaries of its employees, or
(c) the other party's books and records unrelated to such other party's obligations hereunder.

        4.     Warranty Provisions.

               4.1 Warranty. The Products produced by Geneva and sold under this Agreement are warranted to conform to contract specifications. The obligations of Geneva under this warranty are limited to an amount equal to the original invoice price of Products or other materials that have been reported by Ferrostaal not to conform to such specifications and that have been so found by Geneva after inspection, such amount to be paid either by delivery of replacement product or offset against future invoices as the parties may in good faith mutually agree.

               4.2    Claims. All claims under the warranty set forth in
Section 4.1 shall be made in writing by Ferrostaal within five (5) business days after receipt by Ferrostaal from its customer of notice of defect. Geneva will not be responsible for any claim if notice thereof is not received by Geneva promptly following delivery by Geneva to Ferrostaal or Ferrostaal's customer, whichever is earlier, of the Products or other materials produced by Geneva that are the subject of such claim. Notwithstanding the foregoing, Geneva will not, in any event, be responsible for such a claim if notice thereof is not received by Geneva within the same time limit Geneva contractually prescribes from time to time for customers to whom Geneva sells directly.

               4.3 Sole Remedy for Defects. Ferrostaal agrees to accept the warranty hereinabove contained in lieu of all other warranties, statutory or otherwise, as the sole and exclusive remedy against Geneva for any defects of any nature whatsoever. ANY STATUTORY OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IS HEREBY WAIVED. EXCEPT FOR THE WARRANTY SET FORTH IN SECTION 4.1 AND THE REMEDY PROVIDED IN SECTION 4.1, ALL WARRANTIES, UNDERTAKINGS AND CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, ARE HEREBY EXCLUDED. IN NO EVENT SHALL GENEVA BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED BY FERROSTAAL OR ANY CUSTOMER OF FERROSTAAL.



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               4.4    Disputes Regarding Warranty. If Geneva and Ferrostaal do
not agree regarding the merits of a warranty claim, the disagreement will be settled by the good faith appointment by the parties of a qualified and neutral inspection company that is agreed to by the parties to investigate and report to the parties within a reasonable time regarding the merits of the warranty claim. The results of such report shall be final and binding on the parties hereto. As between Geneva and Ferrostaal only, the costs of such inspection company shall be equally borne by such parties.

               4.5 Ferrostaal Warranty. Nothing in this Agreement prohibits Ferrostaal from offering any additional or different warranty of Products to Customers; provided that Geneva shall have no liability for any warranty that differs from the warranty set forth in this Section 4 unless Geneva has given its prior written consent expressly and specifically agreeing to such additional or different warranty terms or conditions. Any express warranty of the quality of Product that is set forth in writing in a Ferrostaal order for a Customer that is accepted by Geneva shall be binding on Geneva.

        5.     Credit Risk and Payment.

               5.1 Credit Risk. Subject only to the immediately following sentence, the credit risk on all Products shipped by Geneva upon Ferrostaal's order shall be borne solely by Ferrostaal and shall not be the liability of Geneva or entitle Ferrostaal to deduct, withhold, delay or otherwise to pay in full any Payment Invoice. Ferrostaal may withhold or offset from payments otherwise due hereunder in an amount equal to the amount that a Customer refuses to pay Ferrostaal for Products claimed to be defective in failing to meet any warranty provided for in Section 4 hereof or an inexcusable delivery delay by Geneva from the contractual delivery date of the Products in an accepted purchase order from Ferrostaal or for reasons primarily related to a material breach by Geneva of an accepted purchase order from Ferrostaal related to such Customer,; provided that (a) the amount of such withholding or deduction shall not exceed the amount being withheld from Ferrostaal by such Customer due to such claim, (b) Ferrostaal shall promptly notify Geneva in writing and in detail of any such claim, including but not limited to the amount of such claim, (c) no amounts shall be withheld or deducted due to the inability or refusal of any Customer to pay Ferrostaal for any other reason, and (d) upon resolution or withdrawal of such Customer claim, Ferrostaal shall immediately pay to Geneva the full amount of any such withheld or deducted amount less only those amounts, if any, that Geneva has agreed to allow Ferrostaal as an offset against the Ferrostaal order related to such claim. In the event Ferrostaal has already paid Geneva for the Products at issue, then to such extent Geneva will promptly reimburse Ferrostaal the amount of any such withholding or deduction in payments by a Customer to Ferrostaal as provided above. Ferrostaal hereby authorizes Geneva and its representatives to communicate directly with any Customer concerning a Customer claim, including proposing potential settlement or other avenues of resolution of such claim. Geneva shall have the exclusive right to resolve any such claim to the extent it relates to the quality, quantity or delivery of any such Product, and such resolution shall be binding on Ferrostaal so long as it does not expose Ferrostaal to any additional liability or obligations not contemplated in the Ferrostaal order associated with such Product.



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               5.2    Payment for Products. Notwithstanding any provision in
this Agreement to the contrary, with respect to any purchase order received from Ferrostaal by Geneva under this Agreement, as soon as practicable after a Product is Identified to the Agreement, Geneva shall forward, by U.S. Mail or, at the discretion of Geneva, a faster medium such as overnight courier or facsimile transmission, invoices relating to such Product, and the other materials subject to such purchase order, (each a "Payment Invoice"). Each Payment Invoice shall specify the purchase order to which it relates, the estimated promise date with respect thereto and the status of production or shipment of the order. With respect to the Products for which title has passed to Ferrostaal but that are stored in Geneva's inventory stockpiles, Geneva shall include with the Payment Invoice for such Products a mill test report for such Product and a warehouse receipt, acknowledging Ferrostaal's title to the Products, the form of which shall be reasonably acceptable to Geneva and Ferrostaal and be sufficient as a warehouse receipt pursuant to Article 7 of the Utah Uniform Commercial Code. Ferrostaal shall, every Monday and every Thursday of each week, remit to Geneva by wire transfer in U.S. funds the full amount of all Payment Invoices from Geneva with respect to which such payment has not previously been made less the Sales Allowance owed Ferrostaal for shipments to be made pursuant to such orders and the discount identified in
Section 3.5.2 of this Agreement. In addition to the information required above, upon shipment of the Products, Geneva shall provide to Ferrostaal the mill test report and bills of lading for such Products. Geneva and Ferrostaal agree to meet periodically to reconcile their records with respect to the transactions under this Agreement to assure that Ferrostaal is paid the applicable Sales Allowance and, if necessary, to review and adjust the procedures for billing and payment hereunder.

        6.     Indemnification.

               6.1 Indemnification by Geneva. Geneva shall indemnify, protect, defend and hold harmless Ferrostaal from and against any and all claims (including claims for contribution and/or indemnification), demands, causes of action, losses, damages, liabilities, suits, costs and expenses, including, without limitation, attorneys' fees and court costs, asserted against or suffered or incurred by Ferrostaal by reason of, arising out of or in connection with the negligent acts or omissions of Geneva or its managers, directors, officers, employees, agents, representatives, successors or assigns.

               6.2 Indemnification by Ferrostaal. Ferrostaal shall indemnify, protect, defend and hold harmless Geneva from and against any and all claims (including claims for contribution and/or indemnification), demands, causes of action, losses, damages, liabilities, suits, costs and expenses, including, without limitation, attorneys' fees and court costs, asserted against or suffered or incurred by Ferrostaal by reason of, arising out of or in connection with the negligent acts or omissions of Ferrostaal or its managers, directors, officers, employees, agents, representatives, successors or assigns.

        7. Force Majeure. Neither party will be liable for any failure or delay in delivery caused by an act of God, labor strike, accident, governmental restriction, raw material shortage, or any other cause beyond such party's control, or because of equipment failure.



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        8.     Special or Consequential Damage. Neither party hereto shall be liable to the other party for any special or consequential damages arising from the breach of any obligation under this Agreement, including but not limited to loss of profits or revenue, business interruption or loss of production, costs of capital, downtime costs, or other similar losses, however caused.

        9. Relationship of the Parties. The relationship between the parties hereto shall be one of independent contractors. Neither party hereto is authorized to bind the other contractually or otherwise, or to make any representation not permitted herein on behalf of the other party without such other party's consent.

        10. Term of Agreement. Subject to Section 11, this Agreement shall expire at the close of business on July 31, 2003, unless extended by the mutual written agreement of Geneva and Ferrostaal.

        11. Termination. Notwithstanding Section 10, this Agreement may be terminated:

               11.1 by the non-defaulting party if the other party materially breaches any of the terms of this Agreement, unless such breach is cured within thirty (30) days after written notice thereof;

               11.2   by Geneva if Ferrostaal violates the provisions of
Section 21 hereof relating to the transfer or assignment of this Agreement by Ferrostaal;

               11.3   by Ferrostaal if Geneva violates the provisions of
Section 21 hereof relating to the transfer or assignment of this Agreement by Geneva;

               11.4 by Geneva during the month of July 2002, if Geneva believes that the arrangement provided for in this Agreement no longer achieves Geneva's financial and marketing objectives, written notice of such termination to be given to Ferrostaal during such month and such termination to be effective on the date occurring thirty (30) days after such written notice; or

               11.5 By Geneva, at its option, if there is a Change of Control, as hereinafter defined. As used herein, a "Change in Control" means any of the following: (a) any person or group of persons shall have acquired beneficial ownership of 32.5% or more of the issued and outstanding voting stock of Geneva or its parent company, Geneva Steel Holdings ("Holdings"); (b) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Geneva or Holdings cease for any reason to constitute a majority of the directors then in office, or (c) Holdings shall cease to own and control sufficient voting power to approve by itself all matters requiring a shareholder vote under the Geneva's articles of incorporation or bylaws or pursuant to any requirement of law.

        12. Post-Termination Transition. Following a timely notice of termination pursuant to Section 11 of this Agreement, or actual expiration effected pursuant to Section 10 of this Agreement, each party shall promptly afford the other party its full good faith cooperation in aiding either party to effect a transition. The cooperation contemplated by this Section 12


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includes all acts reasonably necessary in such transition. Without limiting the generality of the foregoing, Ferrostaal shall continue to be bound by and, at Geneva's request, administer all orders that are open on the date of termination, including, but not limited to, making payment for any Product delivered or produced and identified to such orders, such payment to be made by Ferrostaal in accordance with the terms provided for in this Agreement (provided that Ferrostaal shall continue to be entitled to receive the Sales Allowance and Discount as provided in Sections 3.5.1 and 3.5.2 of this Agreement), and Geneva shall continue to be bound by and perform all such orders accepted by Geneva prior to such termination.

        13. Promotion of Reputations. Both parties hereto will use their commercially reasonable efforts at all times that this Agreement is in force to promote and maintain a positive reputation for the other party among the Customers with a view to minimizing any inconvenience, concern or confusion on the part of any such Customer caused by the entry into or termination of this Agreement. The foregoing provision shall not prevent either party from seeking redress and other remedies for any violation of law, including but not limited to, the filing and prosecution of any trade cases with administrative or judicial bodies with jurisdiction. With respect to any commercial documentation relating to a sale or potential sale to a Customer that includes the Ferrostaal name or logo, Geneva agrees to exercise reasonable efforts to exercise the same care for accuracy and use as Geneva exercises with respect to Geneva's use of its own name and logo in such contexts.

        14. Insurance. Geneva shall cause Ferrostaal to be named as an additional insured on any product liability insurance obtained by Geneva that covers Products. Geneva shall insure under Geneva's standard insurance policies any Products that have been Identified to the Agreement against loss by fire, theft or other casualty for an amount equal to the replacement value of such Products, subject to applicable policy deductibles and exclusions, and Ferrostaal shall be named as an additional insured on such insurance policy to the extent of any such loss. Geneva will direct the carrier(s) of any such insurance to forward to Ferrostaal a certificate of insurance naming Ferrostaal as an additional insured on the policy obtained and to give Ferrostaal ninety (90) days notice of the termination, for any reason, of such policy.

        15. Notice. Any notice required or permitted hereunder shall be in writing and sent by registered or certified mail, postage prepaid, as follows:



               If to Geneva:

               Geneva Steel, LLC
               10 South Geneva Road
               Vineyard, Utah 84058
               Attention:  Ken C. Johnsen

               with a copy to:

               Parr Waddoups Brown Gee & Loveless
               185 South State Street, Suite 1300
               Salt Lake City, Utah 84111


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               Attention: Roger D. Henriksen

               If to Ferrostaal:

               Ferrostaal Incorporated
               16510 Northchase Drive
               Houston, Texas 77060
               Attention:  John D. Foster

or at such other address as either party to this Agreement may from time to time designate by notice in writing to the other party. Notice shall be deemed given two (2) business days after being mailed in the manner set forth above.

        16. Amendments. Any amendment to this Agreement must be in writing, and signed by all parties to this Agreement.

        17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

        18. Required Performance. The failure of either party to this Agreement to require the performance of any term of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent the subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach.

        19. Costs Upon Default; Dispute Resolution; Joinder. In the event of a default under the terms of this Agreement, the non-defaulting party shall be entitled to recover from the defaulting party, all costs of the non-defaulting party, including a reasonable attorney's fee, in enforcing the rights of the non-defaulting party hereunder. In the event a dispute arises between the parties related to the interpretation, enforcement or claimed breach of this Agreement or any purchase order accepted by Geneva pursuant to this Agreement, both parties agree to use their diligent, good faith efforts to resolve such dispute without resort to formal proceedings to the extent practicable. Without limiting the foregoing, each party agrees upon the reasonable written request of the other party, to cause their respective authorized representatives to meet (either in person or via telephone) in an attempt to resolve such dispute. If the dispute is not resolved to the satisfaction of the parties within ten (10) days after the conclusion of any such informal dispute resolution meeting, either party shall be free to pursue resolution of such dispute in any other manner provided by law, including arbitration if mutually agreed to. In addition, in the event either party is named in a third-party Customer claim that involves an obligation or undertaking by the other party with respect to Products provided hereunder, the other party agrees to be joined as a party in such proceeding to the extent necessary to resolve common issues of fact and/or law, subject in all cases to the limitations, defenses and restrictions set forth in this Agreement or in or related to any purchase order by Ferrostaal accepted by Geneva hereunder that relates to the Products that are or may be the subject of any such claim.

        20. Severability. If any provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, such provision shall be deemed severable from the





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remainder of this Agreement and shall not effect any other provision hereof.
If such provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

        21. Assignability. Neither party to this Agreement shall assign any rights or delegate any obligations of such party hereunder, without the prior written consent of the other party hereto. Consent to any assignment shall not operate as a waiver of the necessity for consent to any subsequent assignment and the terms of such consent shall be binding on any person holding by, through or under Ferrostaal.

        22. Merger. This Agreement (including all Exhibits hereto, which Exhibits are hereby incorporated herein by this reference) contains the entire understanding between the parties with respect to the subject matter hereof and supercedes all prior understandings between the parties. In the event of any conflict between the terms of this Agreement and any purchase order or any document submitted by Ferrostaal to Geneva, this Agreement shall govern.

        23. Confidentiality. Each of Ferrostaal and Geneva acknowledges that information, data and documents disclosed or produced by the other party hereto (the "Disclosing Party") pursuant to this Agreement, orally or in writing, including but not limited to, the terms and conditions of this Agreement, unless otherwise specifically designated, shall be deemed "confidential information" within the meaning of this Agreement. Except with prior written consent of the Disclosing Party, all confidential information is solely for use in connection with the performance of the party to which such confidential information was disclosed or produced (the "Recipient Party") of its obligations hereunder and shall not be used by the Recipient Party or disclosed to any other person except with the prior written consent of the Disclosing Party in each instance, unless disclosure is required pursuant to applicable federal, state or local law. "Confidential information" shall not include any such information, data or documents that (a) at the time of disclosure is or subsequently becomes, through no fault of such party, part of the public domain, (b) was known to the party to whom it was disclosed, or (c) was disclosed to the other party by a third party legally entitled to do so.

        24. Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument. Counterparts and signatures transmitted by facsimile shall be valid as originals.

        25. Business Days. For purposes of this Agreement "business day" shall mean every Monday through Friday except state, federal and company holidays.

        26. Inurement. This Agreement shall be binding upon and inure to the benefit of Geneva and Ferrostaal and their respective successors and assigns.

        27. Effective Date. This Agreement shall be effective as of August 2, 2001, unless the parties mutually agree in writing on a different effective date.

        28. Certain Modifications. Ferrostaal recognizes that Geneva is or may in the future be subject to various financial covenants and indebtedness in favor of certain lenders and that Geneva's ability from time to time to maintain or obtain financing may in part be dependent upon the acceptability of the terms of this Agreement to the lenders concerned. Accordingly, Ferrostaal agrees that from time to time it shall, if so requested by Geneva and if doing so will not materially and adversely affect Ferrostaal's economic interests hereunder, join with Geneva in amending this Agreement so as to meet the needs or requirements of any lender which is considering making or which has made a loan to Geneva.

        29. Compliance With Laws. Geneva and Ferrostaal shall each comply with all applicable laws, ordinances and codes applicable to such party's performance of this Agreement.

        30. Interpretation. The parties hereto acknowledge that this Agreement has been prepared after extensive negotiations and the opportunity for each party to review the Agreement with and obtain advice from their respective legal counsel. In construing the Agreement, the fact that one party or the other may have drafted its various provisions shall not affect the interpretation of such provisions.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     GENEVA STEEL, LLC,
                                     a Delaware limited liability company


                                     By: /s/ KEN C. JOHNSEN
                                         -------------------------------
                                          Name:  Ken C. Johnsen
                                          Its:  President and CEO


                                     FERROSTAAL INCORPORATED,
                                     a Delaware corporation


                                     By: /s/ JOHN D. FOSTER
                                         -------------------------------
                                          Name:  John D. Foster
                                          Its: Vice President

                                  EXHIBIT A

                    (ATTACHED TO AND FORMING A PART OF THE
                           PRODUCT SALES AGREEMENT)

                  ------------------------------------------

                                  CUSTOMERS

Name and Address                                       Applicable Credit Limit

                                  EXHIBIT B

                    (ATTACHED TO AND FORMING A PART OF THE
                          PRODUCTS SALES AGREEMENT)

            ------------------------------------------------------

               The term "Products" shall mean all steel products manufactured within the mill capabilities by Geneva on July 1, 2001 or thereafter, including hot rolled bands and sheets in thickness of 13 gauge and above, black or temper passed coils, hot rolled plate (including but not limited to strip mill plate), floor plate, welded pipe, and slabs; provided, however, that such term shall not include non-prime or secondary items, products for sale to Geneva or any of its affiliates or ingots or, at Geneva's option, slab or pipe products produced by Geneva or at the pipe mills located at the Geneva Works.